Exhibit 99.1

[Letterhead of Sigma-Aldrich]

From: David R. Harvey, Chairman and CEO	For questions, contact:
Kirk Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

February 28, 2005

SIGMA-ALDRICH COMPLETES ACQUISITION OF JRH BIOSCIENCES

Sigma-Aldrich Corporation (Nasdaq: SIAL) announced today that it has completed its acquisition of the JRH Biosciences division (JRH) of CSL Limited for $370 million in cash, subject to normal post-closing adjustments. JRH is a leading global supplier of cell culture and sera products to the biopharrnaceutical industry with 2004 sales of approximately $150 million, which are expected to increase by approximately 10% in 2005. Ten months of JRH’s operating results will be added to Sigma-Aldrich’s performance in 2005.

“As we noted when we announced our intent to acquire JRH, we are excited about the benefits this acquisition should provide for both our customers and shareholders,” said David Harvey, Sigma-Aldrich’s Chairman and CEO. “We feel the combination of JRH and Sigma-Aldrich gives us both the resources and the organization needed to more fully serve customers’ demands for cell culture products in the fast growing biopharmaceutical production market and enhances our overall position as a leader in life science and high technology. We expect to build on JRH’s established history of profitable sales growth to also help us meet or exceed the expectations of our shareholders.”

JRH, headquartered in Lenexa, Kansas, has major manufacturing facilities and/or serum collection and processing centers in Caseyville, Illinois, Lenexa, Kansas, and Denver, Pennsylvania in the United States; Andover in the United Kingdom; and Brisbane and Brooklyn in Australia. JRH’s product lines include sera, cell culture media used in the production of therapeutic proteins, reagent growth factors and biological material containers. JRH has approximately 400 employees.

Sigma-Aldrich funded the acquisition with a combination of existing cash, short-term debt and three-year term debt. Including funding for this acquisition, Sigma-Aldrich expects to remain within its targeted debt to capital ratio of 30-35% during 2005.

Goldman. Sachs & Co. acted as financial advisor and Bryan Cave LLP served as legal counsel to Sigma-Aldrich for this transaction.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 34 countries and has over 6,500 employees providing excellent service worldwide. We are committed to the

Exhibit 99.1

success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, and other statements regarding Sigma-Aldrich’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings and other matters, including, without limitation, expected JRH sales in 2005. Sigma-Aldrich’s future sales and profitability after acquiring JRH and Sigma-Aldrich’s expected debt to capital ratio after funding the JRH acquisition. These statements involve assumptions regarding Sigma-Aldrich and JRH operations, investments and conditions in the markets Sigma-Aldrich and JRH serve. Although Sigma-Aldrich believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, including JRH, (4) other changes in the business environment in which Sigma-Aldrich and JRH operate, (5) changes in research funding, (6) uncertainties surrounding government healthcare reform, (7) government regulations applicable to the business, (8) the impact of fluctuations in interest rates, (9) the effectiveness of Sigma-Aldrich’s further implementation of its global software systems, (10) the ability to retain customers, suppliers and employees, (11) the success of research and development activities, (12) changes in worldwide tax rates or tax benefits from domestic and international operations, and (13) the outcome of the matters described in Note 11- Contingent Liabilities and Commitments - in Sigma-Aldrich’s Form 10-Q report for the period ended September 30, 2004. Sigma-Aldrich does not undertake any obligation to update these forward-looking statements.

2